Exhibit 5.1

Goodwin Procter LLP
Counselors at Law
Three Embarcadero Center, 24th Floor
San Francisco, CA 94111
T: 415.733.6000
F: 415.677.9041
July 30, 2009
Avanir Pharmaceuticals, Inc.
101 Enterprise, Suite 300
Aliso Viejo, California 92656
     Re:      Securities Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
     Reference is made to our opinion letter dated April 20, 2009 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) filed on April 20, 2009 by Avanir Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was declared effective by the Commission on May 6, 2009. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) to be filed on July 30, 2009 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the proposed issuance and sale from time to time of up to 12,500,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), covered by the Registration Statement. We understand that the Shares are to be offered and sold pursuant to the terms of a Sales Agreement, dated as of July 30, 2009 (the “Sales Agreement”), by and between the Company and Cantor Fitzgerald & Co.
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates and other inquiries of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued.

July 30, 2009

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ GOODWIN PROCTER LLP